Exhibit 3.1

Business Number E44920962024 - 7 Filed in the Office of Secretary of State State Of Nevada Filing Number 20255138709 Filed On 8/28/2025 9:45:00 AM Number of Pages 4

Profit Corporation: Certificate of Amendment ,PURSUANT TO NRS 78.380 & 78 385/78.390) Certificate to Accompany Restated Articles or Amended and Restated Articles ,PURSUANT TO NRS 78 403) Officer's Statement ( URSUANT TO NRS 80.030) D î 3 t £2 09/02/2025 T Ï ' I £ ? ' 9:30 AM EST (must not be later than 90 days after the certificate is filed) 4. Effective Date and Time: (Optional) Changes to takes the following effect: The entity name has been amended. The registered agent has been changed. (attach Certificate of Acceptance from new registered agent) The purpose of the entity has been amended. The authorized shares have been amended. The directors, managers or general partners have been amended. IRS tax language has been added. Articles have been added. Artides have been deleted. ^ Other. The articles have been amended as follows: (provide article numbers, if available) A 3.5 - for - 1 reverse stock split of the Company's authorized, issued and outstanding stock. See attached. (akach additional page(s) if necessary) 5 . Information Being Changed : (Domestic Corporations Only) Chief Executive Officer Signature of Officer or Authorized Signer Title Signature of Officer or Authorized Signer Title *If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof. 6. Signature: (Required) Please include any required or optional information in space below: (attach additional page(s) if necessary) Please see attached. Docusign Envelope ID : 0AE2CLCB - 061 G - 41 B4 - 9144 - C95F241C30DC. FRANCISCO V. AGUILAR Secretary of State 401 North Carson Street Carson City, Nevada 89701•4201 (775) 684 - 5708 Website: www.nvsos.gov This form must be accompanied by appropriate fees. Page 2 of 2 Revised: 9/1/2023

Docusign Envelope ID: 0AE2CGCB - 0b1C - 41B4 - 9144 - C95F241C30DC CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION OF PMGC HOLDINGS INC. PMGC Holdings Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the Nevada Revised Statutes, does hereby certify: FIRST : That the Board of Directors of PMGC Holdings Inc . duly adopted resolutions setting forth a proposed amendment of the Articles of Incorporation of said corporation (the “Articles of Incorporation”), declaring said amendments to be advisable and in the best interests of the Corporation and its shareholders . The resolution setting forth the proposed amendment is as follows : “RESOLVED, that Article JV, Section 1 of the Articles of Incorporation of the Corporation be amended and restated in its entirety as follows : Section 1 . Number of Authorized Shares . The total number of shares of stock which the Corporation shall have the authority to issue shall be 581 , 632 , 654 shares . The Corporation shall be authorized to issue two classes of shares of stock, designated as “Common Stock” and “Preferred Stock . ” The COf] 3 OratiOr 1 Shall be authorized to issue 81 , 632 , 654 shares of Common Stock, each share to have a par value of $ 0 . 0001 per share, and 500 , 000 , 000 shares of Preferred Stock, each share to have a par value of $ 0 . 0001 per share . “Effective as of 9 : 30 AM EST on September 2 , 2025 (the “Effective Time”), each three and a half ( 3 . 5 ) shares of the Corporation's Common Stock issued and outstanding immediately prior to the Effectiv e Time shall, automatically and without any action on the part of the Corporation or the respective holders thereof, be combined and converted into one share of Common Stock without increasing or decreasing the par value of each share of Common Stock (the “Reverse Stock Split”) . No fractional shares of Common Stock shall be issued as a result of the Reverse Stock Split and, in lieu thereof, upon surrender after the Effective Time of a certificate or book entry position which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the Reverse Stock Split, following the Effective Time, shall be entitled to receive one whole share . The Reverse Stock Split shall occur whether or not the certificates representing such shares of Common Stock are surrendered to the Corporation or its transfer agent . Each certificate or book entry position that immediately prior to the Effective Time represented shares of Common Stock shall thereafter represent the number of shares of Common Stock into which the shares of Common Stock represented by such certificate or book entry position has been combined, subject to the right to receive a whole share in lieu of any fractional share of Common Stock as set forth above . ” SECOND : That said amendment was duly adopted in accordance with Section 78 . 207 of the Nevada Revised Statutes . [Signature page follows]

Docusign Envelope ID: 0AE2CCñB - 061G - 41B4 - 9144 - U95F241G30DL. IN WITNESS WHEREOF, said corporation has caused this certificate to be signed on August 28, 2025. By: Name: Graydon Bensler Title: Chief Executive Officer and Chief’ Financial Officer